EXHIBIT 99.1

Piedmont Office Realty Trust Reports Second Quarter 2015 Results
ATLANTA, July 29, 2015 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of primarily Class A office properties located in select sub-markets of major U.S. cities, today announced its results for the quarter ended June 30, 2015.

Highlights for the Three Months Ended June 30, 2015:

•	Achieved Core Funds From Operations ("Core FFO") of $0.39 per diluted share and Adjusted Funds from Operations ("AFFO") of $0.30 per diluted share;

•	Achieved 11% growth in both cash-basis Property Net Operating Income ("NOI") and Same Store NOI over second quarter of the prior year;

•	Completed approximately 572,000 square feet of leasing, including approximately 325,000 square feet of new leasing;

•	Sold three assets totaling approximately $109 million and entered into binding contracts to sell two additional properties totaling approximately $33 million;

•	Recast its $500 million line of credit and secured a $160 million mortgage; and

•	Repurchased 2.6 million shares of its common stock at an average price of $17.45 per share.

Donald A. Miller, CFA, President and Chief Executive Officer said, "Second quarter was a very busy one for us as we continued to deliver solid financial results, executed over a half million square feet of leasing, recycled out of three non-strategic assets, positioned ourselves to recycle out of three more, and successfully refinanced over half a billion of maturing debt. Overall, we are pleased with our accomplishments this quarter and believe we are well-positioned from both a balance sheet and leasing and transaction pipeline perspective as we head into the second half of the year. ”

Results for the Quarter ended June 30, 2015

Piedmont's net income available to common stockholders for the second quarter of 2015 was $30.0 million, or $0.20 per diluted share, as compared with $12.3 million, or $0.08 per diluted share, for the second quarter of 2014. The current quarter's results reflect approximately $0.14 per diluted share in non-recurring items consisting of $0.17 per diluted share gain on sales of three assets during the quarter, offset by a $0.03 per diluted share impairment charge as a result of classifying two assets as held for sale as of June 30, 2015. The second quarter of the prior year included $0.03 per diluted share in non-recurring items consisting of $0.02 per diluted share in gains on sales of assets and $0.01 per diluted share in insurance recoveries. The current quarter's results also reflect increased revenue due to properties acquired since the second quarter of the prior year, offset by increased depreciation and amortization expense.

Revenues for the quarter ended June 30, 2015 were $146.7 million, as compared with $138.6 million for the same period a year ago, primarily attributable to properties acquired since the second quarter of the prior year.

Property operating costs increased to $61.5 million for the quarter ended June 30, 2015, as compared to the prior period of $57.1 million, primarily as a result of properties acquired since the second quarter of 2014 and increases in recoverable property tax expense at certain properties. General and administrative expenses were $8.1 million for the quarter ended June 30, 2015 as compared to $7.1 million for the quarter ended June 30, 2014 primarily due to increased performance-based compensation costs driven by improved operating results and stock performance.

Funds From Operations ("FFO") for the current quarter totaled $59.6 million, or $0.39 per diluted share, compared to $57.7 million, or $0.37 per diluted share, for the quarter ended June 30, 2014, reflecting increased contributions from properties acquired over the last twelve months, the commencement of several significant leases, and the expiration of various operating expense abatement periods since the second quarter of the prior year. Such increases were partially offset by decreased insurance recoveries in the current quarter as compared to the second quarter of the prior year.

Core FFO, which excludes acquisition costs, loss on extinguishment of an interest rate swap during the quarter, and the above-mentioned insurance recoveries, totaled $59.8 million, or $0.39 per diluted share, compared to $56.6 million, or $0.37 per diluted share, for the quarter ended June 30, 2014 with the increase being primarily attributable to increased contributions from properties acquired over the last twelve months, the commencement of several significant leases, and the expiration of various operating expense abatement periods since the second quarter of the prior year.

AFFO for the second quarter of 2015 totaled $45.7 million, or $0.30 per diluted share, compared to $23.1 million, or $0.15 per diluted share, in the second quarter of 2014 primarily due to the same factors mentioned above, as well as decreased non-incremental capital expenditures and effect of straight-line rent adjustments as a result of the completion of certain large tenant build outs and the expiration of rental abatement periods, respectively, since the second quarter of the prior year.

Leasing Update

The Company's total leasing volume for the three months ended June 30, 2015 was approximately 572,000 square feet, including approximately 325,000 square feet, or 57%, related to new leasing. Highlights for the quarter included a 108,000 square foot, 13-year anchor tenant lease for 500 TownPark in Lake Mary, FL, a new 135,000 square foot building to be developed adjacent to the Company's existing 400 TownPark property; an approximately 62,0000 square foot, 13-year new lease with Norris McLaghlin & Marcus, P.A. at 400 Bridgewater Crossing in Bridgewater, NJ; an approximately 19,000, 10-year new lease with the Economic Policy Institute at 1225 Eye Street in Washington, D.C. and an approximately 78,000, 12-year renewal with AT&T at Aon Center in downtown Chicago. Other notable renewals included an approximately 47,000 square foot, 10+ year renewal at Arlington Gateway in Arlington, VA, and a 10-year renewal totaling over 38,000 square feet at 1225 Eye Street in Washington, D.C.

The Company's overall portfolio was approximately 89% leased as of June 30, 2015, up 200 basis points from 87% a year ago, and the weighted average lease term remaining was approximately 7.1 years as of June 30, 2015. Cash basis Property NOI for the quarter was $80.4 million, up from $72.6 million in the second quarter of 2014, primarily reflecting continued improvement in the Company's economic occupancy as certain significant leases commenced and abatement periods continued to expire, as well as the contribution from acquisitions over the last twelve months. As of June 30, 2015, the Company had approximately 1.1 million square feet of commenced leases that were in some form of abatement, as well as approximately 0.6 million square feet of executed leases for currently vacant space yet to commence. Details outlining Piedmont's significant upcoming lease expirations, the status of current leasing activity, and a schedule of significant near-term abatement periods can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Acquisition and Disposition Activity

As previously announced, during the three months ended June 30, 2015, Piedmont disposed of the following properties:

•	5601 Headquarters Drive in Plano, TX, an approximately 166,000 square foot office building constructed in 2001 and 100% leased to Intuit, Inc for $33.7 million (or $203 per square foot);

•	River Corporate Center in Tempe, AZ , an approximately 133,000 square foot office building constructed in 1998 and 100% leased to US Foods, Inc. for $24.6 million ($185 per square foot); and,

•
Copper Ridge in Lyndhurst, NJ, an approximately 268,000 square foot, Class A, multi-tenant office building constructed in 1989, and 86.6% leased to various tenants, including anchor tenant, Ralph Lauren. Copper Ridge was purchased by a regional real estate operator for approximately $50.6 million ($189 per square foot).

The sales of the above assets resulted in a $26.6 million gain that is included in the Company's operational results for the three months ended June 30, 2015.

Additionally, during the quarter ended June 30, 2015, the Company entered into binding contracts to dispose of:

•
Eastpoint I &II, sister buildings totaling approximately 171,000 square feet, in Mayfield Heights, OH for $18.5 million ($108 per square foot). The properties were reclassified as held for sale as of June 30, 2015, which resulted in the recognition of a $5.4 million impairment charge during the quarter. The sale of these two assets was consummated on July 28, 2015 and concludes the Company's exit from the Cleveland, OH market; and,

•
3750 Brookside Pkwy, an approximate 105,000 square foot, building located in Alpharetta, GA, and 92% leased to four tenants for approximately $14.1 million ($134 per square foot). The transaction is expected to close during the third quarter of 2015.

Subsequent to quarter end, Piedmont's transactional activity included:

•
the acquisition of 80 Central Street, an approximately 150,000 square foot, Class A, office building located in the Interstate 495/Route 2 sub-market of Boxborough, MA. 80 Central Street is adjacent to and shares certain building systems with the Company's existing 90 Central Street asset. The building, which is currently 93% leased to seven tenants, was acquired for $13.5 million ($90 per square foot);

•
the execution of a binding contract to sell Chandler Forum, a 150,000 square foot building located in Phoenix, AZ and leased to a single tenant. The transaction is anticipated to close during third quarter of 2015; and,

•	the execution of a binding contract to sell Aon Center, a 2.7 million square foot trophy tower located at 200 East Randolph Street in downtown Chicago and 86% leased to multiple tenants for a gross sales price of $712 million (approximately $260 per square foot). Estimated net sales proceeds from the transaction, which is expected to close during the fourth quarter of 2015, are anticipated to be $640 million after deducting buyer-assumed lease abatements and approximately $48.0 million in contractual tenant capital improvements and leasing commissions. Piedmont intends to use the proceeds to enhance the Company's balance sheet through the pay-down of debt and to position the Company to potentially fund strategic acquisitions and/or selective share repurchases, depending upon the opportunities that arise.

Financing Activity

During the three months ended June 30, 2015, Piedmont replaced its existing $500 Million Unsecured Line of Credit with a new $500 million unsecured line of credit facility priced at LIBOR plus 100 basis points and entered into a $160 million 3.48% note payable secured by a mortgage against its 1901 Market Street building located in Philadelphia, PA (the "$160 Million Mortgage Note"). The $160 Million Mortgage Note replaced a $105 million mortgage that was secured by a separate property and paid off earlier in the second quarter. In connection with the mortgage, the Company utilized $160 million of 7 year, forward-starting interest rate swaps.

Additionally, during the second quarter, Piedmont repurchased 2.6 million shares of its common stock at an average price of $17.45 per share and the Board of Directors of Piedmont renewed the Company's stock repurchase program, authorizing an additional $200 million in repurchases of the Registrant's common stock over the next two years. Piedmont intends to use the sales proceeds from recent and potential future property dispositions for general corporate purposes including, but not limited to, funding the repurchase of shares under the stock repurchase program, paying down debt, or funding future acquisitions, while maintaining or improving the Company's leverage metrics.

Other Events

Third Quarter Dividend Declaration

On July 29, 2015, the board of directors of Piedmont declared dividends for the third quarter 2015 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on August 28, 2015, payable on September 18, 2015.

Guidance for 2015

Including the anticipated disposition of Aon Center, combined with management's expectations of operational results for the remainder of 2015, the Company is narrowing its previous guidance and increasing the midpoint for full-year 2015 as follows:

(in millions, except per share data)	Low		High
Net Income	$152	-	$160
Add: Depreciation, Amortization, and Other	208	-	214
Less: Gain on Sale of Real Estate Assets	(120)	-	(126)
Core FFO	$240	-	$248
Core FFO per diluted share	$1.58	-	$1.62

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ materially from these estimates based on a variety of factors, including those discussed under "Forward Looking Statements" below. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, abatement periods, the timing of repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures, such as FFO, AFFO, Core FFO, Same Store NOI, Property NOI, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, July 30, 2015 at 10:00 A.M. Eastern daylight time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201)689-8565 for international participants. A replay of the conference call will be available through August 13, 2015, and may be accessed by dialing (877)660-6853 for participants in the United States and Canada and (201)612-7415 for international participants, followed by conference identification code 13612422. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review second quarter 2015 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended June 30, 2015 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties located in select sub-markets of major U.S. cities. Its geographically-diversified, over $6 billion portfolio is comprised of more than 21 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as

applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include, but are not limited to, whether the Company's balance sheet and leasing and transaction pipeline will remain well positioned for the remainder of 2015; whether the Company's dispositions of assets will close; the Company's anticipated use of the net sales proceeds of Aon Center; and the Company's estimated range of Net Income, Depreciation, Amortization and Other, Gain on Sale of Real Estate Assets, Core FFO and Core FFO per diluted share for the year ending December 31, 2015.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: market and economic conditions remain challenging and the demand for office space, rental rates and property values may continue to lag the general economic recovery causing the Company's business, results of operations, cash flows, financial condition and access to capital to be adversely affected or otherwise impact performance, including the potential recognition of impairment charges; the success of the Company's real estate strategies and investment objectives, including the Company's ability to identify and consummate suitable acquisitions; lease terminations or lease defaults, particularly by one of the Company's large lead tenants; the impact of competition on the Company's efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office market in general and the specific markets in which the Company operates, particularly in Chicago, Washington, D.C., and the New York metropolitan area; economic and regulatory changes, including accounting standards, that impact the real estate market generally; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions may continue to adversely affect the Company and could cause the Company to recognize impairment charges or otherwise impact the Company's performance; availability of financing and the Company's lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of the Company's governmental tenants; the Company may be subject to litigation, which could have a material adverse effect on the Company's financial condition; the Company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2014, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)
	June 30, 2015	December 31, 2014
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$696,713	$698,519
Buildings and improvements	4,262,377	4,272,055
Buildings and improvements, accumulated depreciation	(1,108,333)	(1,075,395)
Intangible lease assets	153,106	150,037
Intangible lease assets, accumulated amortization	(88,954)	(79,860)
Construction in progress	64,804	63,382
Real estate assets held for sale, gross	38,939	69,363
Real estate assets held for sale, accumulated depreciation and amortization	(12,828)	(23,009)
Total real estate assets	4,005,824	4,075,092
Investments in and amounts due from unconsolidated joint ventures	7,714	7,798
Cash and cash equivalents	8,997	12,306
Tenant receivables, net of allowance for doubtful accounts	25,474	27,711
Straight line rent receivables	171,241	167,657
Notes receivable	45,400	—
Restricted cash and escrows	521	5,679
Prepaid expenses and other assets	32,791	27,820
Goodwill	180,097	180,097
Interest rate swaps	8,290	430
Deferred financing costs, less accumulated amortization	7,491	7,667
Deferred lease costs, less accumulated amortization	283,756	278,461
Other assets held for sale, net	3,706	4,783
Total assets	$4,781,302	$4,795,501
Liabilities:
Unsecured debt, net of discount	$1,817,538	$1,828,544
Secured debt	502,757	449,045
Accounts payable, accrued expenses, and accrued capital expenditures	128,898	133,988
Deferred income	26,633	22,215
Intangible lease liabilities, less accumulated amortization	41,214	43,277
Interest rate swaps	8,411	6,417
Total liabilities	2,525,451	2,483,486
Stockholders' equity :
Common stock	1,518	1,543
Additional paid in capital	3,668,378	3,666,182
Cumulative distributions in excess of earnings	(1,427,312)	(1,365,620)
Other comprehensive income	12,242	8,301
Piedmont stockholders' equity	2,254,826	2,310,406
Non-controlling interest	1,025	1,609
Total stockholders' equity	2,255,851	2,312,015
Total liabilities and stockholders' equity	$4,781,302	$4,795,501

Number of shares of common stock outstanding at end of period	151,833	154,324

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2015	6/30/2014	6/30/2015	6/30/2014
Revenues:
Rental income	$117,454	$113,287	$235,261	$224,191
Tenant reimbursements	28,813	24,745	60,203	49,674
Property management fee revenue	467	548	1,029	1,035
Total revenues	146,734	138,580	296,493	274,900
Expenses:
Property operating costs	61,479	57,136	125,715	115,407
Depreciation	36,039	34,144	72,271	67,788
Amortization	14,955	13,599	29,625	28,172
Impairment loss on real estate asset	5,354	—	5,354	—
General and administrative	8,083	7,145	14,490	11,700
Total operating expenses	125,910	112,024	247,455	223,067
Real estate operating income	20,824	26,556	49,038	51,833
Other income (expense):
Interest expense	(18,172)	(18,012)	(37,188)	(36,938)
Other income (expense)	596	(366)	415	(456)
Net recoveries from casualty events and litigation settlements	—	1,480	—	4,522
Equity in income/(loss) of unconsolidated joint ventures	124	(333)	283	(599)
Total other expense	(17,452)	(17,231)	(36,490)	(33,471)
Income from continuing operations	3,372	9,325	12,548	18,362
Discontinued operations:
Operating income	(3)	514	(3)	980
Loss on sale of real estate assets	—	1,304	—	1,198
Income from discontinued operations	(3)	1,818	(3)	2,178
Gain on sale of real estate	26,611	1,140	36,684	1,140
Net income	29,980	12,283	49,229	21,680
Less: Net income attributable to noncontrolling interest	(4)	(4)	(8)	(8)
Net income attributable to Piedmont	$29,976	$12,279	$49,221	$21,672
Weighted average common shares outstanding - diluted	153,757	154,445	154,174	154,728
Per Share Information -- diluted:
Income from continuing operations and gain on sale of real estate assets	$0.20	$0.07	$0.32	$0.13
Income from discontinued operations	$—	$0.01	$—	$0.01
Net income available to common stockholders	$0.20	$0.08	$0.32	$0.14

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2015	6/30/2014	6/30/2015	6/30/2014
GAAP net income applicable to common stock	$29,976	$12,279	$49,221	$21,672
Depreciation (1) (2)	35,935	34,119	72,032	67,846
Amortization (1)	14,971	13,608	29,657	28,412
Impairment loss on real estate asset	5,354	—	5,354	—
Gain on sale of real estate assets (1)	(26,611)	(2,275)	(36,684)	(2,169)
NAREIT funds from operations applicable to common stock*	59,625	57,731	119,580	115,761
Acquisition costs	3	363	147	429
Loss on extinguishment of swaps	132	—	132	—
Net recoveries from casualty events	—	(1,480)	—	(4,522)
Core funds from operations applicable to common stock*	59,760	56,614	119,859	111,668
Deferred financing cost amortization	680	615	1,404	1,478
Amortization of note payable step-up	(121)	(6)	(242)	(6)
Amortization of discount on Senior Notes	49	47	97	81
Depreciation of non real estate assets	165	115	361	229
Straight-line effects of lease revenue (1)	(3,745)	(7,758)	(8,255)	(17,170)
Stock-based and other non-cash compensation expense	1,692	1,271	2,417	1,907
Net effect of amortization of above or below-market in-place lease intangibles (1)	(1,102)	(1,279)	(2,224)	(2,643)
Acquisition costs	(3)	(363)	(147)	(429)
Non-incremental capital expenditures (3)	(11,641)	(26,151)	(21,928)	(39,972)
Adjusted funds from operations applicable to common stock*	$45,734	$23,105	$91,342	$55,143
Weighted average common shares outstanding - diluted	153,757	154,445	154,174	154,728
Funds from operations per share (diluted)	$0.39	$0.37	$0.78	$0.75
Core funds from operations per share (diluted)	$0.39	$0.37	$0.78	$0.72
Adjusted funds from operations per share (diluted)	$0.30	$0.15	$0.59	$0.36

(1) Includes adjustments for consolidated properties, including discontinued operations, and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, impairment losses, and gains or losses on consolidation, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the extinguishment of swaps, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income, Same Store Net Operating Income
Unaudited (in thousands)

	Three Months Ended
	6/30/2015	6/30/2014

Net income attributable to Piedmont	$29,976	$12,279
Net income attributable to noncontrolling interest	4	4
Interest expense	18,172	18,012
Depreciation (1)	36,100	34,234
Amortization (1)	14,971	13,608
Acquisition costs	3	363
Impairment loss on real estate asset	5,354	—
Net recoveries from casualty events and litigation settlements	—	(1,480)
Gain on sale of real estate assets (1)	(26,611)	(2,275)
Core EBITDA*	77,969	74,745
General & administrative expenses (1)	8,102	7,159
Management fee revenue	(232)	(281)
Other expense/(income) (1)	(599)	3
Straight line effects of lease revenue (1)	(3,745)	(7,758)
Amortization of lease-related intangibles (1)	(1,102)	(1,279)
Property Net Operating Income (cash basis)*	80,393	72,589
Acquisitions	(2,842)	(55)
Dispositions	(562)	(3,230)
Other investments	(251)	89
Same Store NOI (cash basis)*	$76,738	$69,393
Change period over period in Property NOI	10.8%	N/A
Change period over period in Same Store NOI	10.6%	N/A

(1) Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure, because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Property Net Operating Income ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of net operating income associated with property management performed by Piedmont for other organizations. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. The Company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.